Exhibit 99.1

Inventergy Announces Completion of Restructuring

Patents Assigned to Special Purpose Entity Under Agreement with Fortress

CAMPBELL, CA — (Marketwired) – May 1, 2017 — Inventergy Global, Inc. (NASDAQ: INVT), an intellectual property licensing and innovation company (“Inventergy” or the “Company”), announced today the completion of the previously-announced restructuring agreement (the “Agreement”) with our senior lender, an entity owned by funds managed by Fortress Investment Group LLC, (“Lender”). In connection with the restructuring, Inventergy assigned its 740 telecommunications patents to INVT SPE LLC, a special purpose entity controlled by an affiliate of Lender as the managing member, who has sole discretion to make any and all decisions relating to the patents and related monetization activities, including the right to license, sell or sue unauthorized users of the patents.

Joe Beyers, Inventergy CEO, said “The completion of the restructuring is an important milestone for the Company, as it eliminates the structured debt from our balance sheet, reduces our quarterly expenses by approximately $1.3 million, and allows us to increase our focus on the many outstanding opportunities we have in our Inventergy Innovations business.” He continued, “We are excited with the prospect of sharing in future net monetization revenues from the patents held by INVT SPE LLC. This revenue share, our significantly reduced cash burn rate, and the opportunities for our Inventergy Innovations business will enable us to increase value for our stockholders.”

About Inventergy Global, Inc.

Inventergy Global, Inc. is a Silicon Valley-based intellectual property company dedicated to identifying, acquiring and licensing patented technologies of market-significant technology leaders and small companies. Led by IP industry pioneer and veteran Joe Beyers, the Company leverages decades of corporate experience, market and technology expertise, and industry connections to assist Fortune 500 and other technology companies in leveraging the value of their innovations to achieve greater returns. For more information about Inventergy, visit www.inventergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements, estimates, forecasts and projections with respect to future performance and events, which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent and belief or current expectations of the Company and its affiliates and subsidiaries and their respective management teams. These statements may be identified by the use of words like "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "will," "should," "seek" and similar expressions and include any projections or estimates set forth herein. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, that actual results may differ materially from those projected in the forward-looking statements.

Contact:

Robert Haag

IRTH Communications

INVT@irthcommunications.com

866-976-4784

inventergy.com / 900 E. Hamilton Avenue, Suite 180 / Campbell, CA 95008